Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Rebecca Winning	Andrea Lashnits
Quovadx, Inc.	Quovadx, Inc.
720-554-1346	720-554-1246
rebecca.winning@quovadx.com	andrea.lashnits@quovadx.com
QUOVADX INC. ANNOUNCES SALE OF CARESCIENCE DIVISION AND DEFINITIVE
AGREEMENT TO SELL QUOVADX TO BATTERY VENTURES
Greenwood Village, CO — April 2, 2007 — Quovadx Inc., (Nasdaq: QVDX), a global software and vertical solutions company, today announced two transactions that resulted from the Company’s previously announced review of strategic alternatives: the sale of the CareScience division and an agreement to sell the remainder of Quovadx, Inc.
On Friday, March 30, 2007, Quovadx completed the sale of its CareScience division to Premier Inc. healthcare alliance for $34.9 million.
In a second and separate transaction, on Sunday April 1, 2007, Quovadx then entered into a definitive agreement to sell the Company — which includes the remaining Rogue Wave Software and Integration Solutions operating divisions — to Battery Ventures, a venture capital and private equity firm focused on investing in technology and innovation worldwide. The purchase price for Quovadx, which includes the proceeds received from the CareScience sale, is $136.7 million, subject to a working capital adjustment at closing. Thus, stockholders are expected to receive $136.7 million, or $3.15 per share, a 24 percent premium when compared to the closing price of Quovadx stock on Friday, March 30, 2007.
“Today’s announcement comes as a result of a thorough review of a broad range of strategic alternatives by the Quovadx Board of Directors and the Company’s management,” said Harvey A. Wagner, chief executive officer of Quovadx. “Since joining the Company in May 2004, my goal has been to deliver value to our stockholders. We believe these transactions represent the clearest path to delivering value, while insulating investors from market risks and uncertainties.”
Premier Transaction
On Friday, March 30, 2007, Quovadx, Inc. and Premier Inc. simultaneously signed a definitive agreement and closed the related transaction wherein Premier purchased all outstanding shares of CareScience stock for $34.9 million, or a multiple of approximately 2.3 times CareScience’s 2006 revenue. The transaction was approved by the Boards of Directors of both Quovadx and Premier. The final purchase price is subject to certain post-closing adjustments, including the final calculation of working capital for CareScience as of March 31, 2007. The sale is not expected to result in any income taxes due from Quovadx.
“We are pleased with the sale of CareScience to such a strong organization as Premier,” added Wagner. “We believe that the combination of CareScience’s expertise and products with Premier’s industry leading position will provide growth opportunities for CareScience employees and powerful solutions to CareScience customers, partners and prospects. We anticipate a smooth transition process to Premier for our employees, customers and partners.”
“CareScience’s robust clinical analytics, research capabilities and dedicated employees enhance Premier’s industry-leading capabilities for improving healthcare quality while safely reducing the cost of care,” said Stephanie Alexander, Premier senior vice president. “We look forward to creating new and enhanced solutions that will provide hospitals and health systems greater access to the expertise, clinical research and knowledge-sharing they need to meet the critical challenges facing healthcare today.”
Battery Ventures Transaction
On Sunday, April 1, 2007, Quovadx Inc. and Battery Ventures entered into an agreement wherein Battery Ventures will acquire 100 percent of the outstanding shares of the common stock of Quovadx, Inc. for $136.7 million payable to Quovadx stockholders. Stockholders are therefore expected to receive $3.15 per share, subject to certain post-closing adjustments. The estimated per share price includes the net proceeds from the March 30, 2007 sale of the Company’s CareScience division.
The Board of Directors of Quovadx, Inc. has unanimously approved the definitive agreement and will recommend that Quovadx’s stockholders approve the transaction.
“The Quovadx Board and management team believe that this transaction represents the best opportunity to deliver value to stockholders and the best match for our employees, customers, and partners,” Wagner continued. “We’re pleased that an investor of Battery Ventures’ caliber recognized the value of the ISD and Rogue Wave Software divisions. We believe this transaction will enable both businesses to better focus on their respective customers and markets and will provide access to increased financial support to fund growth.”
“We have a long history of partnering with technology companies to support profitable growth and are excited by the opportunity to invest in ISD and Rogue Wave Software,” said Dave Tabors, general partner at Battery. “Both organizations are well positioned to move forward as independent entities, focused on delivering market-leading technologies to their customers. Our extensive experience combined with an infusion of capital will support both divisions’ quests for organic growth as well as growth through acquisition.”
The proposed transaction is subject to customary conditions to closing, including the affirmative vote of Quovadx stockholders. The Company expects to file a proxy related to this transaction and to hold a special meeting for stockholders promptly following clearance of its proxy materials from the SEC. The proposed transaction is expected to close within 90 days. Upon closing, Quovadx, Inc. will no longer be publicly traded on the NASDAQ stock market.
Additional details on these transactions are described in a related Form 8-K, filed with the SEC on April 2, 2007, and currently available at www.sec.gov. In addition, more detailed information on the Battery Ventures transaction will be provided in an upcoming proxy statement, which is scheduled to be filed with the SEC and mailed to Quovadx stockholders in June 2007.
First Albany Capital, Inc. acted as the exclusive financial advisor to the Company on the transactions.
Conference Call
Quovadx will host a conference call today, April 2, 2007, at 10:00 AM MT/12:00 PM ET, which will be broadcast live over the Internet. Please visit the “Investors” section of the Company’s Website at http://www.investors.quovadx.com and click on the Investor Events page. For those who cannot access the live broadcast, a replay of the presentation will be archived on the Web cast and Presentation page of the Investor Relations section of the Company’s Website. In addition, an audio replay of the call will be available through April 9, 2007 by calling toll free at 888-286-8010 and entering pass code 24090702.
About Premier, 2006 Malcolm Baldrige National Quality Award recipient
Serving more than 1,700 hospitals and 45,000 other healthcare sites, Premier Inc. is the largest healthcare alliance in the United States dedicated to improving patient outcomes while safely reducing the cost of care. Owned by not-for-profit hospitals, Premier operates the nation’s largest healthcare purchasing network, the most comprehensive repository of hospital clinical and financial information and one of the largest policy-holder owned, hospital professional liability risk-retention groups in healthcare. Headquartered in San Diego, Premier has offices in Charlotte, N.C. and Washington, D.C.. For more information, visit www.premierinc.com.

About Battery Ventures
Since 1983, Battery Ventures has been investing in technology and innovation worldwide. The firm partners with entrepreneurs and management teams across technology sectors, geographies and stages of a company’s life, from start-up and expansion financing, to growth equity and buyouts.
Battery Ventures has supported many breakthrough companies around the world, including: Airespace (acquired by Cisco), Akamai Technologies (AKAM), Cbeyond (CBEY), LIFFE (acquired by Euronext), and Neoteris (acquired by NetScreen). Its current portfolio includes emerging firms such as BladeLogic, Lion Cells, Netezza, Spot Runner, and Tejas Networks, as well as more established companies such as ITA Software, Consona (formerly Made2Manage), MetroPCS, and Nova Analytics.
From offices in Boston, Silicon Valley and Israel, Battery Ventures manages more than $2 billion in committed capital. For more information, visit www.battery.com.
About Quovadx, Inc.
Quovadx (Nasdaq: QVDX) offers software and services for software system development, extension, and integration to enterprise customers worldwide. Quovadx has two divisions, including the Integration Solutions division (ISD), which offers private and public healthcare and healthcare IT organizations software infrastructure to facilitate system interoperability and leverage existing technology, and, the Rogue Wave Software division, which provides reusable software components and services for enterprise-class application development and high-performance SOA. A third division, CareScience, was sold to Premier on March 30, 2007. For more information, please visit www.quovadx.com.
Additional Information about the Merger and Where to Find It
This communication is being made in respect of the proposed merger transaction involving Quovadx, Inc. and Battery Ventures. In connection with the transaction, Quovadx, Inc. will file a proxy statement with the SEC. Quovadx stockholders are urged to read the proxy statement carefully and in its entirety when it becomes available because it will contain important information about the proposed transaction.
The final proxy statement will be mailed to Quovadx stockholders. In addition, the proxy statement and other documents will be available free of charge from the SEC Internet Web site, http://www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at Quovadx’s Web site, www.investors.quovadx.com or by contacting Rebecca Winning via email at rebecca.winning@quovadx.com, or by phone at 720-554-1346.
Quovadx directors, officers, other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transactions. Information regarding Quovadx’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transactions, when it becomes available.
Cautionary Statement
Certain forward-looking statements are included in this release, including statements relating to a proposed transaction between Quovadx Inc. and Battery Ventures. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Quovadx management’s current expectations regarding the proposed transaction, and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks and uncertainties include, among other things: i) that Quovadx stockholders will not support or approve the transaction in a timely manner, if at all; ii) that the closing of the transaction with Battery Ventures could be materially delayed or more costly and difficult than expected; iii) that the final value of the transaction could be adversely affected by changes in working capital; and/or iv) that the transaction will not be consummated. A full discussion of known risks and uncertainties is included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under “Quovadx, Inc.” If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company’s ability to reach the results described in the forward-looking statements could be impaired and the Company’s stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release.
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